Exhibit 8.1

609 Main Street
Houston, TX 77002
United States	Facsimile:
+1 713 836 3600 www.kirkland.com	+1 713 836 3601

April 9, 2021

Janus Parent, Inc.

c/o Juniper Industrial Holdings, Inc.

14 Fairmount Ave.

Chatham, NJ 07928

Ladies and Gentlemen:

We have acted as counsel to Juniper Industrial Holdings, Inc., a Delaware corporation (“JIH”), in connection with the Business Combination, as defined in the Business Combination Agreement (the “BCA”), dated as of December 21, 2020, by and among JIH, Janus Parent, Inc., a Delaware corporation (“Parent”), JIH Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“JIH Merger Sub”), and the other parties thereto. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the BCA.

At your request, and in connection with the filing of the Form S-4 by Parent with the Securities and Exchange Commission (File No. 333-252859) (the “Registration Statement”), which includes the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax considerations.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the BCA and the documents referenced therein; (ii) the Registration Statement; (iii) the statements and representations made by or on behalf of JIH, Parent, and certain other parties from which we have requested an officer’s certificate (collectively, the “Officer’s Certificates”), in each case, dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the BCA, and any other documents reviewed by us, have acted and will act in accordance with the terms of the BCA and such other documents; (2) the Business Combination will be

Bay Area    Beijing    Boston    Chicago    Dallas    Hong Kong    London    Los Angeles    Munich    New York    Paris    Shanghai    Washington, D.C

Janus Parent, Inc.

c/o Juniper Industrial Holdings, Inc.

consummated pursuant to and in accordance with the terms and conditions set forth in the BCA and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of JIH, Parent, and any other Person in the BCA and the documents referenced therein, the Registration Statement and the Officer’s Certificates are and, at all times up to the Closing, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of JIH, Parent, and any other Person in the BCA and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to the Closing, there will be no plan, intention, understanding or agreement; and (6) JIH, Parent, and all other relevant Persons will report the Business Combination for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the Closing, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Business Combination is consummated other than in accordance with the terms and conditions set forth in the BCA and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing and to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Considerations” addresses the material U.S. federal income tax considerations related to the Business Combination for U.S. holders and Non-U.S. holders of JIH common stock and JIH warrants and is accurate in all material respects.

Janus Parent, Inc.

c/o Juniper Industrial Holdings, Inc.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Business Combination. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP